As filed with the Securities and Exchange Commission on October 16, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMAZE HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Nevada	2084	87-3905007
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

150 Paularino Avenue, Suite D-200

Costa Mesa, CA 92626

(855) 766-9463

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Joel Krutz

Interim Chief Executive Officer

Amaze Holdings, Inc.

150 Paularino Avenue, Suite D-200

Costa Mesa, CA 92626

(855) 766-9463

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael D. Harris, Esq.

Brian S. Bernstein, Esq.

Nason Yeager Gerson Harris & Fumero P.A.

3001 PGA Blvd., Suite 305

Palm Beach Gardens, Florida 33410

(561) 686-3307

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. ☐

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED October 16, 2026

PRELIMINARY PROSPECTUS

AMAZE HOLDINGS, INC.

Up to 50,000,000 Shares of Common Stock

This prospectus relates to the proposed offer and sale from time to time by C/M Capital Master Fund, LP (the “Selling Stockholder”), of up to 50,000,000 shares of our common stock, par value $0.001 per share.

The shares of common stock, or the Purchase Shares, to which this prospectus relates consist of shares that have been or may be issued by us to the Selling Stockholder pursuant to a Securities Purchase Agreement, dated as of October 15, 2026, by and between us and the Selling Stockholder (the “Purchase Agreement”), establishing an equity line of credit. We may elect, in our sole discretion, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, to issue and sell such Purchase Shares to the Selling Stockholder from time to time during the 36-month term of the Purchase Agreement.

The actual number of shares of our common stock issuable will vary depending on the then-current market price of shares of our common stock sold to the Selling Stockholder under the Purchase Agreement, but will not exceed the number set forth in the above paragraph unless we file an additional registration statement under the Securities Act of 1933, or the Securities Act, with the Securities and Exchange Commission, or the SEC, and we obtain the approval of the issuance of shares of common stock by our stockholders in accordance with the applicable stock exchange rules.

We are not selling any of our common stock pursuant to this prospectus, and we will not receive any proceeds from the sale of our common stock offered by this prospectus by the Selling Stockholder. However, we may receive up to $100 million in aggregate gross proceeds from the sale of the shares of common stock to the Selling Stockholder under the Purchase Agreement.

The Selling Stockholder may offer and sell or otherwise dispose of the shares of our common stock acquired under the Purchase Agreement from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will bear all costs, expenses and fees in connection with the registration of the shares. The timing and amount of any sales are within the sole discretion of the Selling Stockholder. The Selling Stockholder is an underwriter under the Securities Act with respect to the resale of the shares held by it. The Selling Stockholder will bear all commissions and markdowns, if any, attributable to its sale of shares of our common stock. See “Plan of Distribution.”

Our common stock is currently quoted on the OTC Pink Limited Market. We intend to apply for quotation of our common stock on the OTCQB Venture Market.

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and will be subject to reduced disclosure and public reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 6 of this prospectus and under similar headings in any amendment or supplement to this prospectus or in any other documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [__], 2026

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ABOUT THIS PROSPECTUS

Neither we nor the Selling Stockholder has authorized anyone to provide you with any information other than that contained in, or incorporated by reference into, this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of our common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.”

This prospectus includes market data and industry forecasts that are based on independent third-party sources, including industry publications, reports by market research firms, and surveys, as well as other information based on management’s estimates and calculations. While we believe the industry and market data included in this prospectus are reliable and are based on reasonable assumptions, these data involve many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and other publicly available information. The industries in which we operate are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

This prospectus contains references to trademarks, service marks and trade names of Amaze and Fresh Vine, including their respective names and logos. Other trademarks, service marks and trade names referred to in this prospectus are the property of their respective owners.

Unless the context indicates otherwise, as used in this prospectus, the terms “Company,” “Amaze,” “we,” “us,” and “our” refer to Amaze Holdings, Inc. (formerly known as Fresh Vine Wine, Inc.) and its subsidiaries.

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PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus and does not contain all of the information that should be considered in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our common stock discussed under the heading “Risk Factors” contained in this prospectus and in our filings with the SEC. You should also carefully read the information incorporated by reference into this prospectus, including our consolidated financial statements, and the exhibits to the registration statement of which this prospectus is a part. Unless the context indicates otherwise, as used in this prospectus, the terms “Company,” “Amaze,” “we,” “us,” and “our” refer to Amaze Holdings, Inc. (formerly known as Fresh Vine Wine, Inc.) and its subsidiaries.

Overview

Amaze Holdings, Inc. operates an end-to-end, creator-powered commerce platform and is transitioning to a subscription-led model built around recurring revenue. At the center of this model is Concierge, our subscription offering, which is designed to serve as the Company’s recurring-revenue foundation by combining our Brand Analysis and Moments AI tools into personalized recommendations that help creators understand what makes their brand valuable and prioritize what to do next.

Our e-commerce storefront business provides creators an end-to-end toolkit to design, produce and sell branded merchandise and other products, integrating storefront customization, payment processing, merchandising, and performance analytics. We operate on an asset-light model, leveraging third-party and on-demand production resources, which mitigates many of the risks associated with launching new brands, such as excess inventory and delays in product availability. By sourcing products from a network of geographically diverse suppliers, we reduce reliance on any single vendor and enhance the availability and flexibility of product inputs.

Our common stock is currently quoted on the OTC Pink Limited Market. Our common stock was delisted from the NYSE American due to the low selling price of our common stock effective October 12, 2026. We intend to apply for quotation of our common stock on the OTCQB Venture Market.

On July 31, 2026, Aaron Day departed as Chief Executive Officer and Joel Krutz assumed leadership of the Company while continuing to serve as Chief Financial Officer. For a description of our financing activities and liquidity, including the committed equity financing that is the subject of this prospectus, see “Committed Equity Financing” below and the Management’s Discussion and Analysis and Risk Factors incorporated by reference.

Committed Equity Financing

On October 15, 2026, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which we, subject to the limitations and satisfaction of the conditions in the Purchase Agreement, have the right, but not the obligation, to sell to the Selling Stockholder, and the Selling Stockholder is obligated to purchase, up to $100 million of newly issued shares (the “Purchase Shares”) of our common stock, during the term of the Purchase Agreement.

Beginning on the date that all of the applicable conditions under the Purchase Agreement are satisfied (the “Commencement Date”), and ending 36 months thereafter (the “Term”), we have the right, in our sole discretion, to cause the Selling Stockholder to purchase shares of common stock from time to time by timely delivering a written notice to the Selling Stockholder.

The timing and volume of sales of common stock by us to the Selling Stockholder during the Term will be subject to the Company’s sole discretion. Actual sales of shares of common stock to the Selling Stockholder will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of our common stock and determinations by us as to the appropriate sources of funding for us and our operations.

During the Term, on any business day on which the previous business day’s closing sale price of the common stock is not less than $0.01 (the “Minimum Price Threshold”) (the “Purchase Date”), we may direct the Selling Stockholder to purchase a specified number of shares of common stock (a “Fixed Purchase”) not to exceed $500,000 under any single Fixed Purchase (and not to exceed $10,000,000 in aggregate Fixed Purchases on any single day), at a purchase price equal to 95% of the lesser of (i) the daily volume weighted average price (the “VWAP”) of the common stock for the five business days immediately preceding the applicable Purchase Date for such Fixed Purchase and (ii) the lowest sales price of a share of common stock on the business day immediately prior to such applicable Purchase Date.

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In addition, during the Term, on any business day on which the previous business day’s closing sale price of the common stock is not less than $0.01 and such business day is also the Purchase Date for a Fixed Purchase of a number of shares of common stock not less than the Fixed Purchase Share Limit (as defined in the Purchase Agreement) then in effect (the “VWAP Purchase Date”), we may also direct the Selling Stockholder to purchase an additional number of shares of common stock not to exceed the lesser of (A) 300% of the number of shares purchased in the corresponding Fixed Purchase and (B) 30% of the total volume of common stock traded during the period beginning at the VWAP Purchase Commencement Time (as defined in the Purchase Agreement) and ending at the VWAP Purchase Termination Time (as defined in the Purchase Agreement) (a “VWAP Purchase”) at a purchase price equal to 95% of the lesser of (i) the closing price of a share of common stock on the business day immediately prior to such applicable VWAP Purchase Date and (ii) the lowest sale price of the common stock for the period beginning at the VWAP Purchase Commencement Time and ending at the VWAP Purchase Termination Time. The aggregate purchase price payable by the Selling Stockholder for all VWAP Purchases and Additional VWAP Purchases (as defined in the Purchase Agreement) on any single VWAP Purchase Date may not exceed $2,000,000, unless waived by the Selling Stockholder.

In addition, on any VWAP Purchase Date on which we have properly submitted a VWAP Purchase Notice, we may also direct the Selling Stockholder to purchase additional shares of common stock (an “Additional VWAP Purchase”) by delivering an Additional VWAP Purchase Notice prior to 2:00 p.m. Eastern time. We may deliver more than one Additional VWAP Purchase Notice on the same day, subject to the Aggregate VWAP Maximum Amount. The purchase price for an Additional VWAP Purchase is equal to 95% of the lesser of (i) the closing sale price of the common stock on the applicable Additional VWAP Purchase Date and (ii) the lowest sale price of the common stock during the period beginning at the Additional VWAP Purchase Commencement Time and ending at the Additional VWAP Purchase Termination Time (each as defined in the Purchase Agreement).

There is no upper limit on the price per share that the Selling Stockholder must pay for shares of common stock. Except for certain exempt issuances, if the Selling Stockholder holds any shares of our common stock on a Purchase Date or VWAP Purchase Date and we sell any securities within three business days thereafter at a price per share (the “New Issuance Price”) less than the price to be paid by the Selling Stockholder in the Fixed Purchase or VWAP Purchase, then the purchase price for such Fixed Purchase will be reduced to the New Issuance Price and, at the Selling Stockholder’s option, the purchase price for such VWAP Purchase may be reduced to the New Issuance Price, subject to the terms and conditions set forth in the Purchase Agreement.

Moreover, we may not issue or sell any shares of common stock to the Selling Stockholder under the Purchase Agreement which, when aggregated with all other shares of common stock then beneficially owned by the Selling Stockholder and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder), would result in the Selling Stockholder beneficially owning more than 4.99% of the outstanding shares of common stock (or 9.99% at the election of the Selling Stockholder upon at least 61 days’ prior notice to us).

The net proceeds from sales of common stock by us to the Selling Stockholder under the Purchase Agreement will depend on the frequency and prices at which we sell shares of common stock to the Selling Stockholder. We expect to use any net proceeds from such sales for working capital and other general corporate purposes.

We have the right to terminate the Purchase Agreement at any time after the Commencement Date, upon one business day’s notice, at no cost or penalty. The Purchase Agreement will automatically terminate if, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any person commences a proceeding against us which is not discharged within 90 days, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.

As consideration for the Selling Stockholder’s execution and delivery of the Purchase Agreement, we agreed to pay the Selling Stockholder a commitment fee equal to 2% of the Aggregate Commitment ($2,000,000) (the “Commitment Fee”). The Commitment Fee is payable in shares of Series F Convertible Preferred Stock (the “Commitment Shares”) with an aggregate stated value of $2,000,000 (1,000,000 shares at $2.00 stated value per share) convertible into shares of common stock at a conversion price of $0.025 per share, subject to Beneficial Ownership Limitations. The Commitment Shares are issuable upon execution of the Purchase Agreement.

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There are substantial risks to our stockholders as a result of the sale and issuance of common stock to the Selling Stockholder under the Purchase Agreement. These risks include substantial dilution, significant declines in our stock price and our inability to draw sufficient funds when needed. See “Risk Factors” and risk factors disclosed in our filings with the SEC. The sale of our common stock to the Selling Stockholder under the Purchase Agreement will dilute the economic and voting interests of our existing stockholders as a result of any such sale. Although the number of shares of common stock that our other stockholders own will not decrease, the shares owned by our other stockholders will represent a smaller percentage of our total outstanding shares after any such sale to the Selling Stockholder under the Purchase Agreement.

Reverse Stock Split

We effected a 1-for-23 reverse stock split of the outstanding shares of common stock effective June 12, 2025 and a 1-for-8 reverse stock split effective July 24, 2026. All share and per share information in this prospectus is presented after giving effect to the reverse stock splits, unless otherwise indicated and except for the audited consolidated financial statements.

Risk Factors

Our business is subject to a number of risks and uncertainties, including those described in the section titled “Risk Factors” immediately following the Prospectus Summary and in our filings with the SEC.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation. Also, as an emerging growth company, we are only required to present two years of audited financial statements in our periodic reports.

In addition, the JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies.

We may take advantage of these exemptions until the earlier of the five-year anniversary of the completion of our initial public offering or such time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.235 billion in annual gross revenues as of the end of our fiscal year, we have more than $700.0 million in market value of our common stock held by non-affiliates as of the end of our second fiscal quarter or we issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some or all of these reduced disclosure obligations.

We are also a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. We may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenue exceeds $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

Company Information

We were initially organized on May 8, 2019 as a Texas limited liability company under the name “Fresh Grapes, LLC.” In connection with our initial public offering, on December 8, 2021, we converted from a Texas limited liability company into a Nevada corporation and changed our name from Fresh Grapes, LLC to Fresh Vine Wine, Inc. On March 7, 2025, we acquired Amaze Software, Inc., a Delaware corporation (“Amaze Software”) pursuant to the Amended and Restated Agreement and Plan of Merger dated March 7, 2025 (the “Merger Agreement”), with Amaze Software becoming our wholly owned subsidiary. Effective March 24, 2025, we changed our name from Fresh Vine Wine, Inc. to Amaze Holdings, Inc. Our principal executive offices are located at 150 Paularino Avenue, Suite D-200, Costa Mesa, CA 92626, our telephone number is (855) 766-9463 and our website address is www.amaze.co. The information contained in or accessible through our website does not constitute part of this prospectus.

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THE OFFERING

Common stock offered by the Selling Stockholder	Up to 50,000,000 shares of common stock, consisting of Purchase Shares that we may elect in our sole discretion to issue and sell to the Selling Stockholder from time to time under the Purchase Agreement.

Use of proceeds	We are not selling any securities under this prospectus and will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholder. We may receive up to $100 million in aggregate gross proceeds from the Selling Stockholder under the Purchase Agreement in connection with sales of the shares of our common stock to the Selling Stockholder under the Purchase Agreement. We intend to use any net proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, products or assets; however, we do not have agreements or commitments for any material acquisitions or investments at this time.

Trading Market symbol	Our common stock is quoted on the OTC Pink Limited Market under the symbol “AMZE.”

Risk factors	See “Risk Factors” on page 6 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

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RISK FACTORS

Investing in our securities involves risks. Before purchasing the securities offered by this prospectus you should carefully read the risk factors incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on April 1, 2026, as well as the risks, uncertainties and additional information set forth in the other documents incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus, and the information contained in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Incorporation of Certain Information by Reference.” The risks and uncertainties we discuss in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks not presently known, or currently deemed immaterial, also could materially and adversely affect our financial condition, results of operations, business and prospects. Please also see “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Committed Equity Financing

It is not possible to predict the actual number of shares of our common stock, if any, we will sell under the Purchase Agreement, or the actual gross proceeds resulting from those sales or the dilution to our stockholders from those sales. Further, we may not have access to the full amount available under the Purchase Agreement.

Under the Purchase Agreement, the Selling Stockholder has committed to purchase from us up to $100 million of shares of our common stock. We have registered 50,000,000 shares for resale pursuant to this prospectus.

During the 36-month Term, we will generally have the right to control the timing and amount of any sales of our common stock to the Selling Stockholder under the Purchase Agreement. Sales of our common stock, if any, to the Selling Stockholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the common stock that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement. Accordingly, we cannot guarantee the amount of proceeds we may obtain under the Purchase Agreement.

Because the purchase price per share to be paid by the Selling Stockholder for the common stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock at the time we make such election, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of common stock that we will sell to the Selling Stockholder under the Purchase Agreement, the purchase price per share that the Selling Stockholder will pay for shares of common stock purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Stockholder under the Purchase Agreement.

We are registering for resale up to 50,000,000 shares of our common stock under the registration statement that includes this prospectus. However, the actual number of shares of our common stock issuable will vary depending on the then current market price of our common stock sold to the Selling Stockholder and the number of shares of our common stock we ultimately elect to sell to the Selling Stockholder under the Purchase Agreement. If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more than the 50,000,000 shares of our common stock being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $100 million, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock under the Purchase Agreement.

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Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business, results of operations and liquidity.

The Selling Stockholder will pay less than the then-prevailing market price for our common stock, which could cause the price of our common stock to decline.

The purchase price of our common stock to be sold to the Selling Stockholder under the Purchase Agreement is derived from the market price of our common stock on the OTC Pink Limited Market (or the OTCQB Venture Market if our application for quotation is approved) or other over-the-counter quotation system on which our common stock is then quoted. Shares to be sold to the Selling Stockholder pursuant to the Purchase Agreement will be purchased at a discounted price. For example, we may effect sales to the Selling Stockholder pursuant to a Fixed Purchase at a purchase price equal to 95% of the lesser of (i) the lowest sale price of a share of common stock on the business day immediately preceding the applicable Fixed Purchase Date and (ii) the daily volume weighted average price of the common stock for the five trading days immediately preceding the applicable Fixed Purchase Date. See “Committed Equity Financing” for more information. As a result of this pricing structure, the Selling Stockholder may sell the shares they receive immediately after receipt of such shares, which could cause the price of our common stock to decrease.

Investors who buy shares of common stock from the Selling Stockholder at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we have discretion (subject to the restrictions and satisfaction of the conditions in the Purchase Agreement) to vary the timing, price and number of shares of common stock we sell to the Selling Stockholder. If and when we elect to sell shares of common stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangements with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

The sale of a substantial number of shares of common stock in the public market could adversely affect the prevailing market price of our shares.

We are registering for resale an aggregate of up to 50,000,000 shares of common stock. Sales of a substantial number of our shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our shares. We cannot predict if and when the Selling Stockholder may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares or other equity or debt securities convertible into shares. Any such issuance could result in substantial dilution to our existing stockholders and could cause our share price to decline.

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We may use proceeds from sales of our common stock made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from sales of our common stock made pursuant to the Purchase Agreement, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds, their ultimate use may vary substantially from their currently intended use. While we expect to use the net proceeds from this offering as set forth in “Use of Proceeds,” we are not obligated to do so. The failure by us to apply these funds effectively could harm our business, and the net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.

Our substantial indebtedness could adversely affect our financial condition, limit our ability to raise additional capital to fund our operations and prevent us from fulfilling our obligations under our indebtedness.

We have incurred significant indebtedness, and may incur additional debt for operations and other reasons related to our overall growth strategy. As of September 30, 2026, we had notes payable and other indebtedness of approximately $5.3 million. As a result of our substantial indebtedness, a significant amount of our cash flows will be required to pay interest and principal on our outstanding indebtedness, and we may not generate sufficient cash flows from operations. The agreements governing a portion of our notes payable contain restrictive covenants, including but not limited to, our ability to incur additional indebtedness, make certain payments and dispose of assets. Any additional debt, to the extent we are able to incur it, may further restrict the manner in which we conduct business and could impact our ability to implement elements of our strategy.

Our substantial indebtedness could have important consequences to you, including:

●	making it more difficult for us to satisfy our obligations under the notes payable and our other debt agreements, and if we fail to comply with these obligations, an event of default could result;
●	limiting our ability to obtain additional financing to fund future working capital, investments or acquisitions or other general corporate requirements;
●	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, investments or acquisitions and other general corporate purposes;
●	increasing our vulnerability to general adverse economic and market conditions, including inflation and rising interest rates;
●	limiting our flexibility in planning for and reacting to changes in the markets in which we compete and to changing business and economic conditions;
●	impairing our ability to obtain additional financing in the future; and
●	placing us at a disadvantage compared to other, less leveraged competitors and affecting our ability to compete.

Risks Related to Ownership of Our Common Stock

The issuance of additional capital stock in connection with financings, acquisitions, investments, our equity incentive plan or otherwise will dilute all other stockholders.

We expect to issue additional capital stock in the future that will result in dilution to all other stockholders. We expect to grant equity awards to employees, directors, and consultants under our equity incentive plan. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock, including as a result of the conversion of the Series F Convertible Preferred Stock into up to 80,000,000 shares of common stock or the exercise of any warrants to purchase shares of common stock, may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline.

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Our common stock has recently been delisted from trading on NYSE American which may substantially hinder our ability to raise necessary capital and have an material adverse effect on our company.

On September 29, 2026, NYSE American suspended trading in our common stock and effective October 12, 2026 our common stock was delisted. We intend to apply for quotation of our common stock on the OTCQB Venture Market; however, there can be no assurance that our application will be approved. If our application is not approved, our common stock will continue to be quoted on the OTC Pink Limited Market or another over-the-counter quotation system.

The delisting of our common stock from NYSE American has material adverse consequences, including: reduced liquidity for our common stock; limited availability of market quotations; a determination that our common stock is a “penny stock,” which would require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our common stock; a limited amount of news and analyst coverage; decreased ability to issue additional securities or obtain additional financing in the future; and potential breaches of representations, covenants, or agreements under our existing contracts that require us to maintain a listing on a national securities exchange. In addition, certain institutional investors that are prohibited from holding securities of companies not listed on a national securities exchange may be required to sell their shares, which could adversely affect the trading price of our common stock. Further, the delisting may substantially hinder our ability to raise necessary capital, which could have a material adverse effect on us and force us to cease operations.

In addition, as a result of the delisting, certain provisions in our outstanding securities may be triggered. The Series B Certificate of Designation provides that if our common stock fails to continue to be listed or quoted for trading on a Trading Market (which includes NYSE American), the conversion price will be adjusted to the lesser of (i) $0.45 or (ii) the Conversion Market Price (which is the greater of the market price on the trading day immediately preceding the conversion date or the floor price of $0.05). This adjustment could result in the issuance of a greater number of shares of common stock upon conversion, which would be dilutive to our existing stockholders.

Our common stock is subject to the “penny stock” rules which may cause a limited market for our common stock.

Our common stock is classified as a “penny stock.” The SEC has adopted regulations which generally define a penny stock as an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The SEC’s penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that before a transaction in a penny stock occurs, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s agreement to the transaction. If applicable in the future, these rules may restrict the ability of brokers-dealers to sell our Common Stock and may affect the ability of investors to sell their shares, until our Common Stock no longer is considered a penny stock.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock. Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common stock will not be classified as a “penny stock.”

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We have identified material weaknesses in our internal control over financial reporting. If we fail to remediate these material weaknesses, or if we experience additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

In connection with the preparation of our Annual Report on Form 10-K for the year ended December 31, 2025, our management concluded that our disclosure controls and procedures and our internal control over financial reporting were not effective as of December 31, 2025 due to the existence of material weaknesses. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis. These material weaknesses have continued since at least 2021 and continued to exist as of December 31, 2025. The material weaknesses included those related to the lack of segregation of duties, controls surrounding the issuance of common stock, assessment of the fair value measurement of purchase consideration transferred, and the lack of controls to prevent misstatement in accounting for sales refunds, accounting for working capital acquired in a business combination, gross vs. net presentation of revenues, cash account foreign currency transaction adjustments, accrued VAT/GST, customer deposits, and accounts payable in a timely manner. We retained Joel Krutz as our new Chief Financial Officer effective January 5, 2026. We intend to seek to address the control deficiencies in 2026, subject to available capital.

In the future, it is possible that additional material weaknesses may be identified that we may be unable to remedy before the requisite deadline for the financial reports. Our ability to comply with the annual internal control over financial reporting requirements will depend on the effectiveness of our financial reporting and relevant information systems and controls across our company. Any weaknesses or deficiencies or any failure to implement required new or improved controls, or difficulties encountered in the implementation or operation of these controls, could harm our results of operations and cause us to fail to meet our financial reporting obligations or result in material misstatements in our consolidated financial statements, which could adversely affect our business and reduce our stock price.

If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, and the market price of our common stock could decline. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including among others, statements regarding our expectations regarding revenues, expenses and needs for additional capital, our market opportunity and anticipated trends in our business and the markets in which we operate, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project,” “may,” “can,” “will,” “would,” “could,” “should,” “plan,” “potential,” “continue,” the negatives thereof and other similar expressions.

Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, the risks and uncertainties discussed under “Risk Factors” in this prospectus, as such risk factors may be updated or supplemented in our subsequent SEC filings.

The forward-looking statements contained in this prospectus and in the documents that we incorporate by reference in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

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In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

Moreover, we operate in an evolving environment. New risks and uncertainties may emerge from time to time, and it is not possible for management to predict all risks and uncertainties that may cause our actual results to differ materially from those projected in our forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus after we distribute this prospectus, whether as a result of any new information, future events, changed circumstances or otherwise.

COMMITTED EQUITY FINANCING

Overview

On October 15, 2026, we entered into the Purchase Agreement with the Selling Stockholder. Sales of our common stock to the Selling Stockholder under the Purchase Agreement, and the timing of any sales, will be determined by us from time to time in our sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of our common stock and determinations by us regarding the use of proceeds from any sale of such common stock. The net proceeds to us from any sales we elect to make to the Selling Stockholder will depend on the frequency with, and prices at which we sell common stock to the Selling Stockholder. To the extent we sell shares under the Purchase Agreement, we currently plan to use the net proceeds for working capital and other general corporate purposes. We cannot predict whether the net proceeds invested will yield a favorable return.

We have filed the registration statement of which this prospectus forms a part in order to register the resale of up to 50,000,000 shares of common stock consisting of Purchase Shares that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder, from time to time upon the terms and subject to the conditions and limitations of the Purchase Agreement.

In addition, the Selling Stockholder is not obligated to buy any common stock under the Purchase Agreement if such shares, when aggregated with all other common stock then beneficially owned by the Selling Stockholder and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the Selling Stockholder beneficially owning common stock in excess of 4.99% of the then-outstanding shares of common stock (the “Beneficial Ownership Cap”). The Selling Stockholder may increase the Beneficial Ownership Cap up to 9.99% at its sole discretion upon sixty-one days’ prior written notice to us. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business or results of operations.

Purchase Agreement

Under the Purchase Agreement, we have the right, but not the obligation, to sell to the Selling Stockholder, and the Selling Stockholder is obligated to purchase, up to $100 million of newly issued shares (the “Purchase Shares”) of our common stock, subject to the conditions and limitations set forth in the Purchase Agreement, from time to time during the 36-month term of the Purchase Agreement. Prior to entering into this Purchase Agreement, we received aggregate gross proceeds of approximately $11.9 million from sales to the Selling Stockholder under a prior equity line of credit facility, all shares of which have been issued and sold. We have filed the registration statement of which this prospectus forms a part to register up to 50,000,000 shares for issuance under the Purchase Agreement.

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Beginning on the Commencement Date and ending 36 months thereafter (the “Term”), we will have the right, in our sole discretion, to cause the Selling Stockholder to purchase shares of common stock from time to time by timely delivering a written notice to the Selling Stockholder.

Purchases of Shares of our Common Stock Under the Purchase Agreement

During the Term, on any business day on which the previous business day’s closing sale price of our common stock is not less than $0.01 (the “Minimum Price Threshold”) (the “Purchase Date”), we may direct the Selling Stockholder to purchase a specified number of shares of common stock (a “Fixed Purchase”) not to exceed $500,000 under any single Fixed Purchase (and not to exceed $10,000,000 in aggregate Fixed Purchases on any single day), at a purchase price equal to 95% of the lesser of (i) the daily volume weighted average price (the “VWAP”) of our common stock for the five business days immediately preceding the applicable Purchase Date for such Fixed Purchase and (ii) the lowest sales price of a share of our common stock on the business day immediately prior to such applicable Purchase Date.

In addition, during the Term, on any business day on which the previous business day’s closing sale price of our common stock is not less than $0.01 and such business day is also the Purchase Date for a Fixed Purchase of a number of shares of common stock not less than the Fixed Purchase Share Limit (as defined in the Purchase Agreement) then in effect (the “VWAP Purchase Date”), we may also direct the Selling Stockholder to purchase an additional number of shares of common stock not to exceed the lesser of (A) 300% of the number of shares purchased in the corresponding Fixed Purchase and (B) 30% of the total volume of our common stock traded during the period beginning at the VWAP Purchase Commencement Time (as defined in the Purchase Agreement) and ending at the VWAP Purchase Termination Time (as defined in the Purchase Agreement) (a “VWAP Purchase”) at a purchase price equal to 95% of the lesser of (i) the closing price of a share of our common stock on the business day immediately prior to such applicable VWAP Purchase Date and (ii) the lowest sale price of our common stock for the period beginning at the VWAP Purchase Commencement Time and ending at the VWAP Purchase Termination Time. The aggregate purchase price payable by the Selling Stockholder for all VWAP Purchases and Additional VWAP Purchases (as defined in the Purchase Agreement) on any single VWAP Purchase Date may not exceed $2,000,000, unless waived by the Selling Stockholder.

In no event may the aggregate amount of Purchase Shares submitted in any single or combination of VWAP Purchase notices on a particular date require a payment from the Selling Stockholder to us that exceeds $2,000,000, unless such limitation is waived by the Selling Stockholder.

Commitment Shares and Fees

As consideration for the Selling Stockholder’s irrevocable commitment to purchase our common stock under the Purchase Agreement, we agreed to pay the Selling Stockholder a commitment fee equal to 2% of the Aggregate Commitment ($2,000,000) (the “Commitment Fee”). The Commitment Fee is payable in shares of Series F Convertible Preferred Stock (the “Commitment Shares”) with an aggregate stated value of $2,000,000 (1,000,000 shares at $2.00 stated value per share) convertible into shares of common stock at a conversion price of $0.025 per share (currently 80,000,000 shares of Common Stock) subject to Beneficial Ownership Limitations. The Commitment Shares are issuable upon execution of the Purchase Agreement. In addition to the Beneficial Ownership Limitations, the Commitment Shares may not be converted until the earliest of (i) the 12-month anniversary of the effective date of the Purchase Agreement, (ii) the termination of the Purchase Agreement and (iii) our written consent.

We have also agreed to pay the Selling Stockholder up to $15,000 in cash as reimbursement for the Selling Stockholder’s legal fees in connection with the preparation and negotiation of the Purchase Agreement.

Purchase Conditions

Our right to deliver Fixed Purchase Notices, VWAP Purchase Notices, and Additional VWAP Purchase Notices under the Purchase Agreement will be conditioned on the satisfaction of customary conditions to be set forth in the Purchase Agreement (“Purchase Conditions”), which will include the following:

●	the Registration Statement shall have been declared effective and the final prospectus contained therein shall have been filed with the SEC;

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●	the Commitment Shares shall be issued to the Investor upon execution of the Purchase Agreement;
●	the Registration Statement and the final prospectus shall be current and available for the resale by the Investor of shares of Common Stock to be issued to the Investor under the Purchase Agreement;
●	trading in the Common Stock on the Principal Market shall not be suspended by the Principal Market (as defined in the Purchase Agreement), FINRA or the SEC;
●	the Common Stock shall not have been delisted from the Principal Market (as defined in the Purchase Agreement) (unless immediately thereafter listed or quoted on another Eligible Market (as defined in the Purchase Agreement);
●	the Company shall not have failed to deliver shares of Common Stock to the Investor on the applicable settlement date on which the Investor was entitled to receive such shares;
●	the Company’s representations and warranties shall be true and correct in all material respects, and the Company shall have performed all of its covenants required to be performed at or prior to the applicable time;
●	there shall not be any material adverse effect (as defined in the Purchase Agreement); and
●	the Beneficial Ownership Cap shall not have been reached.

Termination of the Purchase Agreement

We have the right to terminate the Purchase Agreement at any time after the Commencement Date, upon one business day’s notice, at no cost or penalty. The Purchase Agreement will automatically terminate if, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any person commences a proceeding against us which is not discharged within 90 days, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.

No termination of the Purchase Agreement by us or by the Selling Stockholder will affect any of the respective rights and obligations under the Purchase Agreement with respect to any pending Purchase, and both we and the Selling Stockholder have agreed to complete our respective obligations with respect to any such pending Purchase under the Purchase Agreement.

Dilutive Issuances and Purchase Price Adjustment

Except for certain exempt issuances, if the Selling Stockholder holds any shares of our common stock on a Purchase Date or VWAP Purchase Date and we sell any securities within three business days thereafter at a price per share (the “New Issuance Price”) less than the price to be paid by the Selling Stockholder in the Fixed Purchase or VWAP Purchase, then the purchase price for such Fixed Purchase will be reduced to the New Issuance Price and, at the Selling Stockholder’s option, the purchase price for such VWAP Purchase may be reduced to the New Issuance Price, subject to the terms and conditions set forth in the Purchase Agreement.

No Short-Selling or Hedging

The Selling Stockholder has agreed that neither it nor any of its agents, representatives and affiliates will in any manner enter into or effect, directly or indirectly, any (A) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or (B) hedging transaction, which establishes a net short position with respect to the common stock, during the term of the Purchase Agreement.

Effect of Sales of our Common Stock under the Purchase Agreement on our Stockholders

The common stock being registered for resale in this offering may be issued and sold by us to the Selling Stockholder from time to time at our discretion during the 36-month Term. The resale by the Selling Stockholder of a significant quantity of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock, if any, to the Selling Stockholder under the Purchase Agreement will be determined by us in our sole discretion, subject to the satisfaction of certain conditions in the Purchase Agreement, and will depend upon market conditions and other factors. We may ultimately decide to sell to the Selling Stockholder all, some or none of the common stock that may be available for us to sell to the Selling Stockholder under the Purchase Agreement.

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If we elect to sell common stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such common stock at any time or from time to time in its discretion and at different prices. As a result, investors who purchase common stock from the Selling Stockholder in this offering at different times will likely pay different prices for those shares of common stock, and may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the common stock they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares of common stock to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of common stock or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the per share purchase price to be paid by the Selling Stockholder for the common stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock at the time we make such election, as of the date of this prospectus, it is not possible for us to predict the number of shares of common stock that we will sell to the Selling Stockholder under the Purchase Agreement, the actual purchase price per share to be paid by the Selling Stockholder for those shares of common stock, or the actual gross proceeds to be raised by us from those sales, if any. As of October 15, 2026, there were 36,137,566 shares of our common stock outstanding. If all of the 50,000,000 shares of our common stock offered for resale by the Selling Stockholder under this prospectus were issued and outstanding as of October 15, 2026, such shares would represent approximately 58.0% of the total number of shares of our common stock outstanding. The actual number of shares of our common stock issuable will vary depending on the then current market price of shares of our common stock sold to the Selling Stockholder in this offering.

The number of shares of common stock ultimately offered for resale by the Selling Stockholder under this prospectus is dependent upon the number of shares of common stock, if any, we ultimately sell to the Selling Stockholder under the Purchase Agreement. The issuance of our shares of common stock to the Selling Stockholder pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as their percentage ownership of the Company decreases. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares of common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of common stock after any such issuance.

The following table sets forth the amount of gross proceeds we may receive from the Selling Stockholder from our sale of shares of common stock (which are being registered for resale by the Selling Stockholder under the registration statement that includes this prospectus) to the Selling Stockholder as Purchase Shares under the Purchase Agreement at varying purchase prices designated below:

Assumed Purchase Price Per Share (1)	Total Number of Registered Purchase Shares to be Issued (2)	Percentage of Outstanding Common Stock After Giving Issuance to Purchase Shares (3)	Gross Proceeds from the Sale of Purchase Shares to Selling Stockholder
$0.01	50,000,000	58.0%	$500,000

$0.016	50,000,000	58.0%	$750,000

$0.02	50,000,000	58.0%	$1,000,000

$0.05	50,000,000	58.0%	$2,500,000

(1) The purchase prices assume a discount to the market price of our shares, in accordance with the terms of the Purchase Agreement.

(2) We are registering 50,000,000 shares of common stock under the registration statement that includes this prospectus. Additional shares that we may sell under the Purchase Agreement beyond this amount will require a separate registration statement.

(3) The denominator is based on 36,137,566 shares of our common stock outstanding as of October 15, 2026, adjusted to include the issuance of the number of Purchase Shares set forth in the adjacent column which we would have issued to the Selling Stockholder based on the applicable assumed purchase price per share.

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USE OF PROCEEDS

All the shares of our common stock offered for resale pursuant to this prospectus will be sold by the Selling Stockholder in secondary market transactions. We will not receive any of the proceeds from the Selling Stockholder’s resale of such shares.

We may receive up to $100 million in aggregate gross proceeds under the Purchase Agreement from any initial sales of newly issued shares we make to the Selling Stockholder pursuant to the Purchase Agreement, which are separate and distinct from the Selling Stockholder’s subsequent resales of such shares to the public. However, the actual proceeds may be less than this amount depending on the number of shares of our common stock sold and the price at which the shares of our common stock are sold after the date of this prospectus.

We intend to use any net proceeds that we receive under the Purchase Agreement for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, products or assets; however, we do not have agreements or commitments for any material acquisitions or investments at this time.

As of the date of this prospectus, we cannot predict with certainty all of the particular uses for any net proceeds we receive or the amounts that we may allocate to those uses. As a result, our management will retain broad discretion over the use and allocation of these net proceeds.

The Selling Stockholder will bear all fees, commissions and discounts, if any, attributable to the sales of shares and any transfer taxes. We will bear the costs, expenses and fees in connection with the registration of shares offered by the Selling Stockholder pursuant to this prospectus.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. We do not intend to pay cash dividends to our stockholders in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions, and other factors that our board of directors may deem relevant.

BUSINESS

The description of our business is incorporated by reference from Part I, Item 1 of the Company’s Annual Report on Form 10-K beginning on Page 1, as filed with the SEC on April 1, 2026, as amended (see “Incorporation of Certain Information by Reference”).

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our articles of incorporation and bylaws, each previously filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, as well as to the applicable provisions of the Nevada Revised Statutes.

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Authorized Capital Stock

Our authorized capital stock consists of 93,750,000 shares of common stock, $0.001 par value per share, and 25,000,000 shares of preferred stock, $0.001 par value per share. As of October 15, 2026, there are 36,137,566 shares of common stock issued and outstanding and 1,400 shares of Series B Preferred Stock, 5,350 shares of Series C Preferred Stock outstanding, 1,000,000 shares of Series F Preferred Stock outstanding and one share of Series X Preferred Stock outstanding. In connection with the Purchase Agreement dated October 15, 2026, we will issue shares of Series F Preferred Stock to the Selling Stockholder as payment of the Commitment Fee.

Reverse Stock Split

We effected a 1-for-23 reverse stock split of the outstanding shares of common stock effective June 12, 2025 and a 1-for-8 reverse stock split effective July 24, 2026. All share and per share information in this prospectus gives effect to the reverse stock splits, unless otherwise indicated and except for the audited consolidated financial statements.

Common Stock

Voting rights. Each share of our common stock is entitled to one vote on all stockholder matters. Shares of our common stock do not possess any cumulative voting rights. Except for the election of directors, if a quorum is present, an action on a matter is approved if it receives the affirmative vote of the holders of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter, unless otherwise required by applicable law (including the Nevada Revised Statutes), our articles of incorporation or bylaws. The election of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote, meaning that the nominees with the greatest number of votes cast, even if less than a majority, will be elected. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Dividend rights. Holders of common stock will share ratably (based on the number of shares of common stock held) if and when any dividend is declared by the board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any preferential or other rights of any outstanding preferred stock.

Liquidation rights. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, each holder of common stock will be entitled to a pro rata distribution of any assets available for distribution to common stockholders.

Other matters. No shares of common stock will be subject to redemption or have preemptive rights to purchase additional shares of common stock. Holders of shares of our common stock do not have subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges and relative participating, optional or special rights, as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock and the market value of our common stock.

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Series B Convertible Preferred Stock

On March 14, 2024, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (the “Series B Certificate”). The Series B Certificate designates 50,000 shares of the Company’s undesignated preferred stock as Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”) and establishes the rights and preferences of Series B Preferred Stock.

During 2024, the Company entered into securities purchase agreements with accredited investors pursuant to which the Company agreed to issue and sell in a private placement shares of Series B Preferred Stock. In 2024, 50,000 shares of Series B Preferred Stock had been sold for a total in gross proceeds of $5 million.

Each share of Series B Preferred Stock shall be convertible at the option of the holder thereof into the number of shares of common stock calculated by dividing the stated value of $100 by the conversion price of $82.80, subject to the limitations described below. However, if the Company’s common stock fails to be listed or quoted for trading on a stock exchange, then the “conversion price” thereafter will mean the lesser of (i) $82.80, or (ii) the closing sale price of the common stock on the trading day immediately preceding the conversion date; provided that the conversion price shall not be less than $9.20. Upon the effectiveness of the delisting of our common stock from NYSE American, this conversion price adjustment provision will be in effect. The conversion price is subject to standard adjustments based on stock splits, stock dividends, stock combinations and the like, and the floor price is also subject to anti-dilution adjustments resulting from future offerings of common stock (or common stock equivalents) at a price less than the prevailing floor price.

Upon any liquidation, dissolution or winding-up of the Company, the holders of Series B Preferred Stock will be entitled to be paid, on a pari passu basis with the payment of the liquidation preference afforded to holders of Series A Preferred Stock and any other class or series of capital stock that expressly ranks pari passu with the Series B Preferred Stock in liquidation preference, an amount equal to 150% times the stated value, plus any accrued but unpaid dividends, before any distribution or payment will be made to the holders of common stock. Any remaining assets available for distribution will be distributed pro rata among the holders of shares of Series B Preferred Stock and Series C Preferred Stock and common stock.

Except for stock dividends or distributions for which adjustments are to be made pursuant to anti-dilution provisions of the Series B Certificate, holders of Series B Preferred Stock shall be entitled to receive dividends on shares of Series B Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of the common stock.

The Company may redeem (i) up to 75% of the issued and outstanding Series B Preferred Stock for a price per share equal to 150% of the stated value thereof if such redemption occurs within six months from the date of issuance, and (ii) up to 50% of the issued and outstanding Series B Preferred Stock for a price per share equal to 200% of the stated value thereof if such redemption occurs after six months but before the expiration of twelve months from the date of issuance.

The Series B Preferred Stock will vote with the common stock and the Series A Preferred Stock as a single class on all matters submitted to a vote of stockholders of the Company. There are currently no shares of Series A Preferred Stock outstanding. The shares of Series B Preferred Stock will vote on an as-converted to common stock basis, if and as applicable; however, solely for purposes of determining voting rights, the Conversion Price with respect to each share of Series B Preferred Stock shall be equal to the most recent closing sale price of the common stock as of the execution and delivery of the securities purchase agreement or other subscription or similar agreement pursuant to which such share of Series B Preferred Stock was issued by the Company.

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Series C Convertible Preferred Stock

On March 25, 2025, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (the “Series C Certificate”). The Series C Certificate designates 100,000 shares of the Company’s undesignated preferred stock as Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”) and establishes the rights and preferences of Series C Preferred Stock.

During the first quarter of 2025, the Company entered into Securities Purchase Agreements with accredited investors pursuant to which the Company agreed to sell in a private placement shares of Series C Preferred Stock at a purchase price of $100.00 per share, plus warrants to purchase common stock at an exercise price of $138.00 with 100% warrant coverage. As of December 31, 2025, 8,550 shares of Series C Preferred Stock and warrants had been sold for a total in gross proceeds of $855,000.

Each share of Series C Preferred Stock shall be convertible at the option of the holder thereof into the number of shares of common stock calculated by dividing the stated value of $100 by the conversion price of $92.00 per share, subject to the limitations described below. The conversion price is subject to standard weighted average anti-dilution protection.

Upon any liquidation, dissolution or winding-up of the Company, the holders of Series C Preferred Stock will be entitled to be paid, on a pari passu basis with holders of any parity securities, including Series B Preferred Stock, an amount equal to the stated value, plus any accrued but unpaid dividends, before any distribution or payment will be made to the holders of junior securities, including common stock. Any remaining assets available for distribution to stockholders will be distributed among the holders of Series B Preferred Stock and Series C Preferred Stock and common stock, pro rata based on the number of shares held by each such holder on an as-if converted basis.

Holders of Series C Preferred Stock are entitled to receive dividends (on an as-if converted basis) equal to and in the same form as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of the common stock.

The Series C Preferred Stock will vote with the common stock as a single class on an as-converted basis on all matters submitted to a vote of the Company’s stockholders. In addition, solely for purposes of determining voting rights (and not the conversion ratio), the conversion price will be equal to the most recent closing sale price of the common stock as of the date of execution and delivery of the Series C Purchase Agreement pursuant to which such share of Series C Preferred Stock was initially issued.

Series F Convertible Preferred Stock

In connection with the Purchase Agreement dated October 15, 2026, the Company agreed to file with the Nevada Secretary of State a Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock (the “Series F Certificate”). The Series F Certificate will designate 1,000,000 shares of the Company’s undesignated preferred stock as Series F Convertible Preferred Stock, par value $0.001 per share (the “Series F Preferred Stock”), with a stated value of $2.00 per share and a conversion price of $0.025 per share.

Each share of Series F Preferred Stock is convertible, at the option of the holder, into shares of common stock at a conversion price of $0.025 per share (a conversion rate of 80 shares of common stock per share of Series F Preferred Stock for a total of 80,000,000 shares of common stock), subject to a Beneficial Ownership Limitation of 4.99% (or 9.99% upon 61 days’ prior notice). The Series F Preferred Stock will rank pari passu with the Series B Preferred Stock and Series C Preferred Stock upon any liquidation, dissolution, or winding-up of the Company.

Series X Preferred Stock

On October 13, 2026, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation of Preferences, Rights and Limitations of Series X Preferred Stock (the “Series X Certificate”). The Series X Certificate designates 1 share of the Company’s undesignated preferred stock as Series X Preferred Stock, par value $0.001 per share (the “Series X Preferred Stock”), and establishes the rights and preferences of Series X Preferred Stock.

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The Series X Preferred Stock has the right to vote at any stockholder meeting solely with respect to proposals to amend the Company’s Articles of Incorporation to increase the authorized shares of common stock and to effectuate a reverse stock split of the Company’s common stock (the “Capitalization Amendments”). The Series X Preferred Stock has voting power equal to 51% of the number of votes eligible to vote at any stockholder meeting, including the power to take action by written consent in lieu of a stockholders meeting. The Series X Preferred Stock does not have the right to vote on any other matters. The Series X Preferred Stock shall be automatically surrendered and cancelled for no consideration upon effectiveness of the Capitalization Amendments and all rights shall cease and terminate. The Series X Preferred Stock is not entitled to participate in any distribution of assets nor does it have any rights upon liquidation, dissolution or winding up of the Company. The Series X Preferred Stock is not convertible into any shares of the Company’s common stock or any other securities, is not entitled to any dividends or distributions, and does not have preemptive rights.

Warrants

As of June 30, 2026, we had 110,756 warrants outstanding to purchase shares of our common stock, with a weighted average exercise price of $158.35 per share.

Stock Options

As of June 30, 2026, we had 380 stock options outstanding with a weighted average exercise price of $559.36.

Restricted Stock Units

As of June 30, 2026, we had 349,397 restricted stock units outstanding.

Anti-takeover Effects of our Charter Documents and under Nevada Law

Our Articles of Incorporation and Bylaws

Our articles of incorporation and our bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they may also discourage acquisitions that some stockholders may favor.

These provisions include:

●	No cumulative voting. The Nevada Revised Statutes provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the articles of incorporation specifically authorizes cumulative voting. Our articles of incorporation do not authorize cumulative voting. As such, the combination of the present concentration of share ownership within a few stockholders and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of us by replacing our board of directors.
●	Advance notice procedures. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at an annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

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●	Actions by written consent; special meetings of stockholders. Our articles of incorporation provide that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting. Our bylaws also provide that special meetings of the stockholders can only be called by the chairman of the board of directors, the chief executive officer, the president, or in their absence or disability, by any vice president, or by the board of directors (by action of a majority of the directors).
●	Authorized but unissued shares. Our authorized but unissued shares of common and preferred stock will be available for future issuance without stockholder approval. The existence of authorized but unissued shares of preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
●	Directors may not be removed without a vote of two-thirds of our voting power.

Nevada Law

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

The Nevada Revised Statutes contain provisions governing acquisition of controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares as to which any of such acquiring person or entity, an officer or a director of the corporation, and an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

●	20% or more but less than 33-1/3%;
●	33-1/3% or more but less than or equal to 50%; or
●	more than 50%.

The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from these provisions.

These provisions are applicable only to a Nevada corporation, which:

●	has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and
●	does business in Nevada directly or through an affiliated corporation.

To the extent that these provisions apply to us, they may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada Revised Statutes contain provisions governing combination of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. To the extent that these provisions apply to us, they may have the effect of delaying or making it more difficult to effect a change in control of our company.

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A corporation affected by these provisions may not engage in a combination within three years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with (i) the approval of the board of directors obtained before the person became an interested stockholder, (ii) approval of a majority of the voting power held by disinterested stockholders, or (iii) if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

●	The highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;
●	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or
●	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation. Generally, these provisions define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation:

●	having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;
●	having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or
●	representing 10% or more of the earning power or net income of the corporation.

Removal of Directors

The Nevada Revised Statutes provides that a director may be removed from office only by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote. As such, it may be more difficult for stockholders to remove directors due to the fact that the Nevada Revised Statutes requires greater than majority approval of the stockholders for such removal.

Exclusive Forum Selection

Under our bylaws, and unless we consent in writing to the selection of an alternative forum, the state or federal court located in Clark County, Nevada shall, to the fullest extent permitted by law, be the exclusive forums for (a) any derivative action or proceeding brought in the name or right of the Company or on the Company’s behalf, (b) any action asserting or based upon a claim of breach of any duty owed by any director, officer, employee or agent of the Company to the Company or to the Company’s stockholders, (c) any action or assertion of a claim arising pursuant to any provision of Chapter 78 or Chapter 92A of the Nevada Revised Statutes or the Company’s articles of incorporation or bylaws, (d) any action to interpret, apply, enforce or determine the validity of the Company’s articles of incorporation or bylaws or (e) any action asserting a claim against the Company governed by the internal affairs doctrine.

Notwithstanding the foregoing, our bylaws provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Although we believe this provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, a court may determine that this provision is inapplicable (including as a result of the above exclusions) or unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

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Limitations on Liability and Indemnification of Directors and Officers

Nevada law permits a company to indemnify its directors and officers, except for any act of dishonesty. The Company has provided in its articles of incorporation and bylaws for the indemnification of its officers and directors against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they are a party by reason of their status as an officer or director, provided they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, without reasonable cause to believe their conduct was unlawful. We have also entered into customary indemnification agreements with each of our directors and officers that provide them, in general, with customary indemnification in connection with their service to us or on our behalf. We also maintain officers’ and directors’ liability insurance that insures against liabilities that our officers and directors may incur in such capacities.

The Company’s articles of incorporation limit or eliminate the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions, except for damages resulting from acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the inappropriate payment of dividends in violation of Nevada Revised Statutes.

The above discussion of our articles of incorporation, bylaws and Nevada law is not intended to be exhaustive and is respectively qualified in its entirety by such articles of incorporation, bylaws and applicable Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equity Stock Transfer LLC.

Listing

Our common stock is currently quoted on the OTC Pink Limited Market under the symbol “AMZE.” We intend to apply for quotation of our common stock on the OTCQB Venture Market.

SELLING STOCKHOLDER

This prospectus relates to the possible resale from time to time by the Selling Stockholder of any or all of the common stock that may be issued by us to the Selling Stockholder under the Purchase Agreement. For additional information regarding the shares of common stock included in this prospectus, see the section titled “Committed Equity Financing” above. We are registering the shares of common stock included in this prospectus pursuant to the provisions of the Purchase Agreement in order to permit the Selling Stockholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the prior equity line of credit facility described in “Committed Equity Financing” above, C/M Capital Master Fund, LP has not had any material relationship with us within the past three years.

The table below presents information regarding the Selling Stockholder and the shares of common stock that it may offer from time to time under this prospectus. The table is prepared based on information supplied to us by the Selling Stockholder. The number of shares in the column “Maximum Number of Shares Being Offered” represents all of the shares of common stock that the Selling Stockholder may offer under this prospectus. The Selling Stockholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them.

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Beneficial ownership is determined in accordance with Rule 13d-3(d) under the Exchange Act. The percentage of shares beneficially owned prior to, and after, the offering is based on 36,137,566 shares of our common stock outstanding as of October 15, 2026. Because the purchase price of the common stock issuable under the Purchase Agreement is determined on each Fixed Purchase Date with respect to a Fixed Purchase, and on the applicable VWAP Purchase Date with respect to a VWAP Purchase, the number of shares that may actually be sold by us to the Selling Stockholder under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

	Shares Beneficially Owned Before the Offering(1)		Maximum Number of Shares	Shares Beneficially Owned After the Offering(2)
Name of Selling Stockholder	Number	Percent	Being Offered	Number	Percent
C/M Capital Master Fund, LP (3)(4)(5)	2,322,668	6.1%	50,000,000	2,322,668	2.6%

(1) In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned before the offering all of the shares that the Selling Stockholder may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of the Selling Stockholder’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Fixed Purchases and VWAP Purchases of common stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any of our common stock to the Selling Stockholder to the extent such shares, when aggregated with all other common stock then beneficially owned by the Selling Stockholder, would cause the Selling Stockholder’s beneficial ownership of our common stock to exceed the Beneficial Ownership Limitation.

(2) Assumes the sale of all shares being offered pursuant to this prospectus.

(3) The business address of C/M Capital Master Fund, LP is 1111 Brickell Avenue, Suite 2920, Miami, Florida 33131. Thomas Walsh and Jonathan Juchno are the Managing Partners of C/M Capital Master Fund, LP, and therefore may be deemed to have shared voting and investment power over securities owned directly and indirectly by C/M Capital Master Fund, LP. C/M Capital Master Fund, LP is not a registered broker-dealer or an affiliate of a registered broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Walsh and Mr. Juchno as to beneficial ownership of the securities beneficially owned directly or indirectly by C/M Capital Master Fund, LP.

(4) In connection with the Purchase Agreement, we have agreed to issue the Selling Stockholder 1,000,000 shares of Series F Convertible Preferred Stock as Commitment Shares. Each share of Series F Preferred Stock has a stated value of $2.00 and is convertible into shares of common stock at a conversion price of $0.025 per share, subject to Beneficial Ownership Limitations. The shares of common stock issuable upon conversion of the Series F Preferred Stock are not included in the beneficial ownership figures above because the Series F Preferred Stock may not be converted until the earliest of (i) the 12-month anniversary of the effective date of the Purchase Agreement, (ii) the termination of the Purchase Agreement and (iii) our written consent. Furthermore, the conversion of the Series F Preferred Stock is subject to a Beneficial Ownership Limitation of 4.99% (or 9.99% upon 61 days’ prior notice to us) that would prohibit the Selling Stockholder from converting Series F Preferred Stock to the extent such conversion would cause the Selling Stockholder’s beneficial ownership of our common stock to exceed such limitation.

(5) The Selling Stockholder also holds convertible promissory notes with an aggregate outstanding balance of approximately $2,550,000, convertible at $1.4136 per share, which are subject to a 4.99% beneficial ownership limitation. Shares beneficially owned before the offering include approximately 1,803,905 shares of common stock issuable upon conversion of such promissory notes.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the Selling Stockholder. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokerage transactions;
●	transactions involving cross or block trades;
●	through brokers, dealers or underwriters who may act solely as agents;
●	“at the market” into an existing market for our common stock;
●	in privately negotiated transactions;
●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents; or
●	any combination of the foregoing.

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In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Stockholder has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our common stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder has informed us that each such broker-dealer will receive commissions from the Selling Stockholder that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of our common stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of our common stock sold by the Selling Stockholder.

We know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Stockholder, any compensation paid by the Selling Stockholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our common stock covered by this prospectus by the Selling Stockholder.

As consideration for the Selling Stockholder’s irrevocable commitment to purchase our common stock under the Purchase Agreement, we agreed to pay the Selling Stockholder a commitment fee equal to 2% of the $100 million aggregate Commitment Amount, or $2,000,000, payable in shares of Series F Convertible Preferred Stock (the “Commitment Shares”) with an aggregate stated value of $2,000,000 (1,000,000 shares at $2.00 stated value per share) convertible into shares of common stock at a conversion price of $0.025 per share, subject to Beneficial Ownership Limitations. The Commitment Shares are issuable upon execution of the Purchase Agreement.

We also have agreed to indemnify the Selling Stockholder and certain other persons against certain liabilities in connection with the offering of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Stockholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Stockholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

The Selling Stockholder has represented to us that at no time prior to the date of the Purchase Agreement has the Selling Stockholder or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. The Selling Stockholder has agreed that during the term of the Purchase Agreement, neither the Selling Stockholder, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

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We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

Unless the Purchase Agreement is earlier terminated in accordance with its terms, the Purchase Agreement will automatically terminate on the earlier of (i) the date on which the Selling Stockholder has purchased $100,000,000 of our common stock under the Purchase Agreement, and (ii) the first day of the month following the 36-month anniversary of the Commencement Date. We may also terminate the Purchase Agreement at any time after the Commencement Date, effective one business day after the Selling Stockholder receives our written notice, subject to our having satisfied our existing share delivery and other obligations under the Purchase Agreement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our discussion and analysis of financial condition and results of operations is incorporated by reference from Part II, Item 7 of the Company’s Annual Report on Form 10-K beginning on Page 29, as filed with the SEC on April 1, 2026 (see “Incorporation of Certain Information by Reference”).

PROPERTIES

The description of our properties is incorporated by reference from Part I, Item 2 of the Company’s Annual Report on Form 10-K beginning on page 27, as filed with the SEC on April 1, 2026 (see “Incorporation of Certain Information by Reference”).

LEGAL PROCEEDINGS

The description of our legal proceedings is incorporated by reference from Part I, Item 3 of the Company’s Annual Report on Form 10-K beginning on page 27, as filed with the SEC on April 1, 2026 (see “Incorporation of Certain Information by Reference”).

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

The description of directors, executive officers and corporate governance is incorporated by reference from the Company’s definitive proxy statement on Schedule 14A beginning on page 11 filed with the SEC on April 30, 2026 (see “Incorporation of Certain Information by Reference”).

EXECUTIVE COMPENSATION

The description of our executive compensation is incorporated by reference from the Company’s definitive proxy statement on Schedule 14A beginning on page 15 filed with the SEC on April 30, 2026 (see “Incorporation of Certain Information by Reference”).

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The description of our security ownership of beneficial owners and management is incorporated by reference from the Company’s definitive proxy statement on Schedule 14A beginning on page 31 filed with the SEC on April 30, 2026 (see “Incorporation of Certain Information by Reference”).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

The description of certain relationships and related transactions and director independence is incorporated by reference from the Company’s definitive proxy statement on Schedule 14A beginning on page 14 filed with the SEC on April 30, 2026 (see “Incorporation of Certain Information by Reference”).

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Nason, Yeager, Gerson, Harris & Fumero, P.A., Palm Beach Gardens, Florida.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2025 and 2024 and for the years then ended, incorporated by reference in this prospectus have been so incorporated in reliance on the report of Wipfli LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance where a copy of the contract or other document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved. The SEC maintains an internet website that contains reports, proxy statements, and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at https://www.amaze.co. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

26

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

●	our definitive proxy statement on Schedule 14A filed on April 30, 2026;
●	our annual report on Form 10-K for the year ended December 31, 2025, filed on April 1, 2026;
●	our quarterly reports on Form 10-Q filed on May 15, 2026 and August 14, 2026;
●	our current reports on Form 8-K and any and all amendments thereto, filed on February 3, 2026 and February 20, 2026, June 9, 2026, June 17, 2026, July 15, 2026, August 3, 2026, August 18, 2026, August 20, 2026 and October 2, 2026 (in each case other than portions of those documents, if any, deemed to be furnished and not filed); and
●	the description of our common stock contained in our registration statement on Form 8-A, filed on December 9, 2021, and any other amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus, including all such documents we may file with the SEC after the date of the initial registration statement (or post-effective amendment thereto) and prior to the effectiveness of the registration statement (or post-effective amendment thereto), but excluding any information deemed furnished and not filed with the SEC.

We will provide to each person, including any beneficial owners, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. We will provide these reports or documents upon written or oral request at no cost to the requester. You should direct any written requests for documents to Amaze Holdings, Inc., Attention: Chief Financial Officer, 150 Paularino Avenue, Suite D-200, Costa Mesa, CA 92626. You may also telephone us at (855) 766-9463.

You may also access these documents, free of charge, on the SEC’s website at www.sec.gov or on our website at https://www.amaze.co. Except for the specific incorporated documents listed above, the information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus or the registration statement of which it forms a part.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by the Registrant in connection with the sale of the securities being registered under this registration statement. All amounts shown are estimates except for the SEC registration fee.

Expense	Amount
SEC Registration Fee	$75.91
Accounting Fees and Expenses	$10,000.00
Legal Fees and Expenses	$10,000.00
Miscellaneous Fees and expenses	*
Total	$20,075.91

* These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14. Indemnification of Directors and Officers.

Nevada law permits a company to indemnify its directors and officers, except for any act of dishonesty. The Registrant’s articles of incorporation and bylaws provide for the indemnification of its officers and directors against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they are a party by reason of their status as an officer or director, provided they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, without reasonable cause to believe their conduct was unlawful. The Registrant has also entered into customary indemnification agreements with each of its directors and officers that provide them, in general, with customary indemnification in connection with their service to the Registrant or on the Registrant’s behalf. The Registrant also maintains officers’ and directors’ liability insurance that insures against liabilities that its officers and directors may incur in such capacities.

The Registrant’s articles of incorporation limit or eliminate the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions, except for damages resulting from acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the inappropriate payment of dividends in violation of Nevada Revised Statutes. The above discussion of our articles of incorporation, bylaws and Nevada law is not intended to be exhaustive and is respectively qualified in its entirety by such articles of incorporation, bylaws and applicable Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Since January 1, 2023, we have issued unregistered securities to a limited number of persons as described below (share information reflects a 1-for-23 reverse stock split of our common stock effected June 12, 2025 and a 1-for-8 reverse stock split of our common stock effected July 24, 2026):

Issuances to Vendors and Consultants

On June 18, 2025, we issued 2,826 shares of common stock to an accredited investor as compensation for business development services.

II-1

In March 2026, we issued 6,628 shares of restricted stock to a consultant for advisory services.

In June 2026, we issued 15,950 shares of restricted stock to a consultant for advisory services.

In 2026, we granted 12,500 shares of restricted stock units to a consultant that vests over 18 months and 12,074 that vest over 4 years.

Issuance of Commitment Shares Pursuant to Prior Equity Line of Credit Facility

On June 30, 2025, we issued the Selling Stockholder 2,953 shares of common stock as commitment shares pursuant to the Purchase Agreement.

On July 29, 2025, we issued the Selling Stockholder 416 shares of common stock as commitment shares pursuant to the Purchase Agreement.

On September 25, 2025, we issued the Selling Stockholder 257 shares of common stock as commitment shares pursuant to the Purchase Agreement.

On October 7, 2025, we issued the Selling Stockholder 46 shares of common stock as commitment shares pursuant to the Purchase Agreement.

On October 9, 2025, we issued the Selling Stockholder 46 shares of common stock as commitment shares pursuant to the Purchase Agreement.

On November 12, 2025, we issued the Selling Stockholder 4,218 shares of common stock as commitment shares pursuant to the Purchase Agreement.

On November 14, 2025, we issued the Selling Stockholder 5,625 shares of common stock as commitment shares pursuant to the Purchase Agreement.

On December 1, 2025, we issued the Selling Stockholder 468 shares of common stock as commitment shares pursuant to the Purchase Agreement.

On December 2, 2025, we issued the Selling Stockholder 234 shares of common stock as commitment shares pursuant to the Purchase Agreement.

On December 5, 2025, we issued the Selling Stockholder 703 shares of common stock as commitment shares pursuant to the Purchase Agreement.

On March 24, 2026, we issued the Selling Stockholder 1,687 shares of common stock as commitment shares pursuant to the Purchase Agreement.

On March 30, 2026, we issued the Selling Stockholder 537 shares of common stock as commitment shares pursuant to the Purchase Agreement.

On April 14, 2026, we issued the Selling Stockholder 1,171 shares of common stock as commitment shares pursuant to the Purchase Agreement.

On June 4, 2026, we issued the Selling Stockholder 772 shares of common stock as commitment shares pursuant to the Purchase Agreement.

On June 9, 2026, we issued the Selling Stockholder 768 shares of common stock as commitment shares pursuant to the Purchase Agreement.

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On June 23, 2026, we issued the Selling Stockholder 3,630 shares of common stock as commitment shares pursuant to the Purchase Agreement.

On July 27, 2026, we issued the Selling Stockholder 4,201 shares of common stock as commitment shares pursuant to the Purchase Agreement.

On July 28, 2026, we issued the Selling Stockholder 4,411 shares of common stock as commitment shares pursuant to the Purchase Agreement.

On July 29, 2026, we issued the Selling Stockholder 4,651 shares of common stock as commitment shares pursuant to the Purchase Agreement.

On August 3, 2026, we issued the Selling Stockholder 6,530 shares of common stock as commitment shares pursuant to the Purchase Agreement.

On August 11, 2026, we issued the Selling Stockholder 7,090 shares of common stock as commitment shares pursuant to the Purchase Agreement.

On August 14, 2026, we issued the Selling Stockholder 653 shares of common stock as commitment shares pursuant to the Purchase Agreement.

On August 17, 2026, we issued the Selling Stockholder 1,142 shares of common stock as commitment shares pursuant to the Purchase Agreement.

Issuance of Shares pursuant to the ELOC

During the six months ended June 30, 2026, we issued 1,142,480 shares of common stock pursuant to the ELOC.

From July 1, 2026 through October 2, 2026, we issued 5,060,529 shares of common stock pursuant to the ELOC.

Grants of Restricted Stock, Stock Options and Restricted Stock Units

On April 27, 2023, we granted to its Chief Executive Officer (i) an inducement award of 2,522 shares of restricted stock, (ii) 5,435 stock options exercisable at $23.00 per share, subject to vesting and (iii) stock-settled, performance-based restricted stock units having a target payout amount equal to $154,726, pursuant to an employment agreement.

On May 11, 2023, we granted to its Executive Vice President of Sales and Marketing (i) an inducement award of 2,071 shares of restricted stock and (ii) stock-settled, performance-based restricted stock units having a target payout amount equal to $89,753, pursuant to an employment agreement.

On May 25, 2023, we granted to its Chief Financial Officer and Secretary (i) an inducement award of 1,068 shares of restricted stock, (ii) 2,718 stock options exercisable at $23.00 per share, subject to vesting, and (iii) stock-settled, performance-based restricted stock units having a target payout amount equal to $63,575, pursuant to an employment agreement.

In 2025, we granted employees and contractors a total of 76,926 shares of restricted stock.

In December 2025, we granted 303,924 restricted stock units to executives of the Company and 104,271 restricted stock units to members of the Board of Directors.

Issuance and Sale of Series A Preferred Stock

On August 2, 2023, the Company entered into a securities purchase agreement with two accredited investors pursuant to which the Company issued and sold a total of 10,000 shares of Series A convertible preferred stock at a price per share of $100, for a total purchase price of $1.0 million.

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Issuance and Sale of Series B Preferred Stock

Between April and May 2024 and October through November 2024, the Company issued and sold a total of 50,000 shares of Series B convertible preferred stock to 37 accredited investors at $100.00 per share, for an aggregate purchase price of $5.0 million. In addition, the Company issued to a placement agent seven-year warrants to purchase up to a total of 1,631 shares of the Company’s common stock at an exercise price equal to $11.50 per share.

Issuance and Sale of Promissory Notes

On October 8, 2024, the Company issued and sold an aggregate principal amount of $600,000 of secured convertible promissory notes and 5-year warrants to purchase up to 4,022 shares of common stock at an exercise price equal to $9.20 per share.

On February 6, 2025, the Company entered into a securities purchase agreement with three accredited investors, pursuant to which the Company agreed to sell up to an aggregate principal amount of $3,300,000 of secured original issue discount notes and shares of the Company’s common stock. At the initial closing, the Company issued and sold $1,650,000 aggregate principal amount of notes and a total of 1,473 shares of common stock. On April 14 and 15, 2025, the Company closed on the sale of an additional $1,100,000 aggregate principal amount of notes.

Between May 2 and June 10, 2025, the Company issued and sold $270,000 aggregate principal amount of OID convertible promissory notes plus 5-year warrants to purchase common stock at an exercise price of $11.50 per share to two accredited investors in a private placement. The OID convertible promissory notes were issued with original issuance discount of $45,000, resulting in gross proceeds of $225,000 to the Company.

On June 11, 2025, the Company entered into note purchase agreements with two accredited investors, pursuant to which the Company issued an aggregate principal amount of $287,000 of promissory notes and warrants to purchase up to 510 shares of common stock at an exercise price of $18.40 per share.

Between May 14 and June 10, 2025, the Company issued and sold $1,200,000 aggregate principal amount of subordinated secured promissory notes to accredited investors in a private placement. One of the investors is an affiliate of David Yacullo, a director of the Company. The subordinated secured promissory notes were issued with original issuance discount of $200,000, resulting in gross proceeds of $1,000,000 to the Company.

On August 11, 2025, the Company issued amended and restated convertible promissory notes in the aggregate principal amount of $1,200,000 (the “New Notes”), which amended and replaced subordinated secured promissory notes in the aggregate principal amount of $600,000 issued on May 28, 2025 to two accredited investors. In connection with the New Notes, the Company issued a warrant to purchase up to 9,375 shares of common stock at an exercise price equal to $8.00 per share to one of the accredited investors. The New Notes reflect additional loan proceeds of $600,000 to the Company.

On September 11, 2025, we entered into a securities purchase agreement with three accredited investors, pursuant to which we issued an aggregate principal amount of $4,143,234.25 of senior secured original issue discount convertible promissory notes in exchange for approximately $3,043,234 of aggregate outstanding principal amount, plus accrued interest, of existing secured original issue discount notes held by the investors and $1,000,000 in cash.

Issuance and Sale of Series D Preferred Stock

On March 7, 2025, the Company issued 750,000 shares of Series D convertible preferred stock and warrants to purchase an aggregate of 58,070 shares of common stock to securities holders of Amaze Software, Inc. As a result of this transaction, Amaze Software, Inc. became a wholly owned subsidiary of the Company. On June 12, 2025, all outstanding shares of the Series D convertible preferred stock automatically converted into an aggregate of 509,515 shares of common stock.

II-4

Issuance and Sale of Series C Preferred Stock

Between March and May 2025, the Company issued and sold a total of 8,550 shares of Series C convertible preferred stock to 14 accredited investors at a purchase price of $100.00 per share, plus warrants to purchase 8,374 shares of common stock.

Issuance of Warrant

In June 2025, we issued warrants to purchase a total of 9,620 shares of common stock at an exercise price of $17.25 per share to two accredited investors in connection with the refinancing of a debt obligation.

The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D (specifically Rule 506(b) or Rule 506(c), as applicable) promulgated thereunder as transactions by an issuer not involving any public offering. Persons who purchased securities as described above represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate restrictive legends were placed on any certificates or book-entry notations evidencing the securities issued in such transactions, and the Company has implemented transfer restrictions in accordance with applicable federal securities laws. None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering.

Issuance of Shares upon Conversion of Preferred Stock

During the six months ended June 30, 2026, we issued an aggregate of 554,446 shares of common stock upon the conversion of 3,850 shares of its Series B Preferred Stock and 4,500 shares of its Series A Preferred Stock. The Series A Preferred Stock conversion included accrued dividends of approximately $223,000.

Issuance of Shares upon Conversion of Convertible Promissory Notes

During the six months ended June 30, 2026, we issued 96,921 shares upon the conversion of convertible notes.

Issuance of Series F Convertible Preferred Stock

Pursuant to the Purchase Agreement, in October 2026, we issued an aggregate of 1,000,000 shares of Series F Convertible Preferred Stock with an aggregate stated value of $2,000,000 to the Selling Stockholder as a commitment fee. The shares are convertible into shares of common stock at a conversion price of $0.025 per share.

Issuance of Series X Preferred Stock

In October 2026, we issued one share of Series X Preferred Stock to Joel Krutz, Interim Chief Executive Officer and Chief Financial Officer of the Company. The Series X Preferred Stock has the right to vote solely on the Capitalization Amendments, with voting power equal to 51% of the votes eligible to vote at any stockholder meeting. The Series X Preferred Stock has no dividend, liquidation, conversion, or preemptive rights and will be automatically cancelled upon effectiveness of the Capitalization Amendments.

Item 16. Exhibits and financial statement schedules.

(a)	The exhibits to the registration statement are set forth within the Exhibit Index below.

(b)	No financial statement schedules are provided because the information called for is not required or is shown either in the consolidated financial statements or notes thereto that are incorporated by reference into this registration statement.

II-5

Exhibit Index

Exhibit Number	Description
2.1	Amended and Restated Agreement and Plan of Merger dated as of March 7, 2025 by and among Fresh Vine Wine, Inc., Amaze Holdings, Inc., Amaze Software, Inc. (“Amaze”), the Stockholders of Amaze listed on Schedule I and signatory thereto, and Aaron Day, solely in his capacity as the Holders’ Representative (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed March 10, 2025)
3.1	Plan of Conversion (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K filed March 31, 2022)
3.2	Articles of Incorporation of Fresh Vine Wine, Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed December 20, 2021)
3.3	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on August 2, 2023)
3.3(a)	Amendment No. 1 to Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed on August 2, 2023)
3.4	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on March 20, 2024)
3.5	Certificate of Designation of Preferences, Rights, and Limitations of Series D Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed March 10, 2025)
3.6	Certificate of Amendment to Articles of Incorporation ((incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed March 13, 2025)
3.7	Certificate of Correction (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed April 9, 2025)
3.8	Amended and Restated Certificate of Designation of Preferences, Rights, and Limitations of Series C Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed April 9, 2025)
3.9	Certificate of Amendment to Articles of Incorporation effective June 12, 2025 (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed June 13, 2025)
3.10	Certificate of Change of Amaze Holdings, Inc. effective July 24, 2026 (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed July 15, 2026)
3.11	Amended and Restated Bylaws of Fresh Vine Wine, Inc. (effective as of March 24, 2025 (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed March 13, 2025)
3.11(a)	Amendment No. 1 to the Amended and Restated Bylaws of Amaze Holdings, Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed June 9, 2026)
3.12	Certificate of Designation of Preferences, Rights, and Limitations of Series F Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed October 16, 2026)
3.13	Certificate of Designation of Preferences, Rights, and Limitations of Series X Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed October 16, 2026)
4.1	Form of specimen certificate representing shares of common stock of Fresh Vine Wine, Inc. (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-1/A (File No. 333-261037) filed on November 29, 2021)
4.2	Description of the Capital Stock Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.3 to Annual Report on Form 10-K filed March 31, 2022)
4.3	Form of Common Stock Purchase Warrant issued in rights offering (incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-1/A-1 (File No. 333-269082) filed on January 27, 2023)
4.4	Form of Warrant Agency Agreement between Fresh Vine Wine, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.4 to Registration Statement on Form S-1/A-1 (File No. 333-269082) filed on January 27, 2023)
4.5	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on April 2, 2024)

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4.6	Form of Debt Security (incorporated by reference to Exhibit 4.14 to Registration Statement on Form S-3 (File No. 333-289876) filed August 27, 2025)
4.7	Form of Indenture (incorporated by reference to Exhibit 4.15 to Registration Statement on Form S-3 (File No. 333-289876) filed August 27, 2025)
5.1	Opinion of Nason, Yeager, Gerson, Harris & Fumero, P.A. (contained in Exhibit 23.2)
10.1#	Form of Founders’ Option Agreement (incorporated by reference to Exhibit 10.9 to Registration Statement on Form S-1/A (File No. 333-261037) filed on November 29, 2021)
10.2#	Form of Indemnification Agreement between Fresh Vine Wine, Inc. and each of its officers and directors (incorporated by reference to Exhibit 10.13 to Registration Statement on Form S-1/A (File No. 333-261037) filed November 29, 2021)
10.3#	Form of Restricted Stock Unit Agreement, pursuant to the Fresh Vine Wine, Inc. 2021 Equity Incentive Plan, between Fresh Vine Wine, Inc. and each of Timothy Michaels and Elliot Savoie (incorporated by reference to Exhibit 10.11 to Registration Statement on Form S-1/A filed November 29, 2021)
10.4#	Amendment No. 1 to Restricted Stock Unit Agreement dated as of February 24, 2022 by and between Fresh Vine Wine, Inc. and Timothy Michaels (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed February 25, 2022)
10.5#	Form of Stock Option Agreement under the Fresh Vine Wine, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.18 to Annual Report on Form 10-K filed March 31, 2022)
10.6#	Form of Employee Restricted Stock Unit Agreement under the Fresh Vine Wine, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.19 to Annual Report on Form 10-K filed March 31, 2022)
10.7	Form of Notes Live Voting and Support Agreement (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed January 29, 2024)
10.8	Form of Fresh Vine Voting and Support Agreement (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed January 29, 2024)
10.9	Form of Lock-up Agreement (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed January 29, 2024)
10.10	Form of Securities Purchase Agreement with Purchasers of Series B Convertible Preferred Stock (including Form of Fresh Vine Voting and Support Agreement attached as Exhibit A thereto) (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed April 2, 2024)
10.11	Termination Agreement, dated as of July 31, 2024, by and between Fresh Vine Wine, Inc. and Notes Live, Inc. (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed August 1, 2024)
10.12	Form of Securities Purchase Agreements for Notes and Warrants, dated October 8, 2024 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed October 15, 2024)
10.13	Form of Warrant (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed October 15, 2024)
10.14	Form of Guaranty (incorporated by reference to Exhibit 10.5 to Current Report on Form 8-K filed October 15, 2024)
10.15	Form of Securities Purchase Agreement for Series B Preferred Stock (incorporated by reference to Exhibit 10.6 to Current Report on Form 8-K filed October 15, 2024)
10.16	Promissory Note in favor Fresh Vine Wine, Inc. effective October 7, 2024 (incorporated by reference to Exhibit 10.7 to Current Report on Form 8-K filed October 15, 2024)
10.17	Security Agreement effective as of October 7, 2024 between Adifex Holdings LLC and Fresh Vine Wine, Inc. (incorporated by reference to Exhibit 10.8 to Current Report on Form 8-K filed October 15, 2024)
10.18	Forgivable Promissory Note made by Amaze Software, Inc. in favor of Fresh Vine Wine, Inc. effective October 28, 2024 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed November 7, 2024)
10.19	Security Agreement effective October 28, 2024 between Amaze Holding Company LLC and Fresh Vine Wine, Inc. (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed November 7, 2024)
10.20	Cancellation of Promissory Note and Security Agreement between Fresh Vine Wine, Inc. and Adifex Holdings LLC, effective October 28, 2024 (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed November 7, 2024)

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10.21	Securities Purchase Agreement dated as of February 6, 2025 by and among Fresh Vine Wine, Inc. and each of the investors listed therein (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed February 13, 2025)
10.22	Form of Secured Original Issue Discount Promissory Note (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed February 13, 2025)
10.23	Pledge Agreement dated as of February 6, 2025 by and between Fresh Vine Wine, Inc. and each of the investors listed therein (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed February 13, 2025)
10.24	Form of Merger Warrant (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed March 10, 2025)
10.25	Form of Stockholder Support Agreement (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed March 10, 2025)
10.26	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K filed March 10, 2025)
10.27	Termination Agreement dated as of March 7, 2025 by and between Fresh Vine Wine, Inc. and Adifex Holdings LLC (incorporated by reference to Exhibit 10.5 to Current Report on Form 8-K filed March 10, 2025)
10.28	Form of Securities Purchase Agreement (Series C Preferred Stock) (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed March 31, 2025)
10.29	Form of Warrant (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed March 31, 2025)
10.30	Amended and Restated Securities Purchase Agreement dated as of April 1, 2025 by and among Fresh Vine Wine, Inc. and each of the investors listed therein (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed April 16, 2025)
10.31	Securities Purchase Agreement dated as of May 6, 2025, by and between Amaze Holdings, Inc. and C/M Capital Master Fund, LP. (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed May 7, 2025)
10.32	Registration Rights Agreement dated as of May 6, 2025 by and between Amaze Holdings, Inc. and C/M Capital Master Fund, LP. (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed May 7, 2025)
10.33	Business Loan and Security Agreement, dated May 5, 2025, among Amaze Holdings, Inc., Amaze Software, Inc. and Balanced Management, LLC (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed May 7, 2025)
10.34	Form of Subordinated Secured Promissory Note (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed May 20, 2025)
10.35	Consulting Agreement dated July 11, 2025 between Amaze Holdings, Inc. and DNA Holdings Venture Inc. (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed July 15, 2025)
10.36	Securities Purchase Agreement dated as of August 7, 2025 between Amaze Holdings, Inc. and Parler Cloud LLC (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed August 13, 2025)
10.37	Form of Warrant (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed August 13, 2025)
10.38	Amended and Restated Convertible Promissory Note dated August 11, 2025 in favor of Thomas Frame (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed August 13, 2025)
10.39	Amended and Restated Convertible Promissory Note dated August 11, 2025 in favor of Sean Giddings (incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K filed August 13, 2025)
10.40	Warrant dated August 11, 2025, issued to Thomas Frame (incorporated by reference to Exhibit 10.5 to Current Report on Form 8-K filed August 13, 2025)
10.41	Securities Purchase Agreement dated as of September 11, 2025, among Amaze Holdings, Inc. and the investors listed therein (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed September 17, 2025)
10.42	Form of Senior Secured Original Issue Discount Convertible Promissory Note dated September 11, 2025 (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed September 17, 2025)

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10.43	Security Agreement dated as of September 11, 2025 between Amaze Holdings, Inc. and the Collateral Agent (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed September 17, 2025)
10.44	Subsidiary Guarantee dated as of September 11, 2025 among Amaze Holdings, Inc. and the subsidiaries identified therein (incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K filed September 17, 2025)
10.45	Pledge Agreement dated as of September 11, 2025 among Amaze Holdings, Inc. and C/M Capital Master Fund, LP as collateral agent (incorporated by reference to Exhibit 10.5 to Current Report on Form 8-K filed September 17, 2025)
10.46	Registration Rights Agreement dated as of September 11, 2025 among Amaze Holdings, Inc. and the investors identified therein (incorporated by reference to Exhibit 10.6 to Current Report on Form 8-K filed September 17, 2025)
10.47	At The Market Offering Agreement dated October 15, 2025 between Amaze Holdings, Inc. and Ladenburg Thalmann & Co. (incorporated by reference to Exhibit 1.1 to Current Report on Form 8-K filed October 15, 2025)
10.48	Form of Warrant (Parler) (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed October 27, 2025)
10.49	Asset Purchase Agreement dated November 7, 2025 by and among Amaze Holdings, Inc., Food Channel Amaze Company LLC, Foodchannel.com LLC, Intuience LLC and Solaris Media, Inc. (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed November 12, 2025)
10.50	Form of Convertible Promissory Note (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed November 12, 2025)
10.51	Employment Offer Letter dated December 17, 2025 between Amaze Holdings, Inc. and Joel Krutz (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed December 18, 2025)
10.52	Amaze Holdings, Inc. 2026 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed June 17, 2026)#
10.53	Letter of Intent, dated August 19, 2026, by and between Amaze Holdings, Inc. and C2 Capital Group, Inc. (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed August 20,2026)
10.54	Securities Purchase Agreement dated October 15, 2026 by between Amaze Holdings, Inc. and C/M Capital Master Fund, LP. (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed October 16, 2026)
10.55	Registration Rights Agreement dated October 15, 2026 by and between Amaze Holdings, Inc. and C/M Capital Master Fund, LP (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed October 16, 2026)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Registration Statement on Form S-1 filed September 10, 2025)
23.1	Consent of Wipfli LLP
23.2	Consent of Nason, Yeager, Gerson, Harris & Fumero, P.A. (included in Exhibit 5.1)
107	Filing Fee Table

#	Management contract or compensatory plan

†	Certain portions of this exhibit have been omitted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

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(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on October 16, 2026.

AMAZE HOLDINGS, INC.

By	/s/ Joel Krutz
Joel Krutz
Interim Chief Executive Officer and Chief Financial Officer

Signature	Title	Date

/s/ Joel Krutz	Interim Chief Executive Officer and Chief Financial Officer	October 16, 2026
Joel Krutz	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Michael Pruitt	Director	October 16, 2026
Michael Pruitt

/s/ Eric Doan	Director	October 16, 2026
Eric Doan

/s/ Peter Deutschman	Director	October 16, 2026
Peter Deutschman

/s/ David Yacullo	Director	October 16, 2026
David Yacullo

/s/ Amrapali Gan	Director	October 16, 2026
Amrapali Gan

/s/ Sandra Hawkins	Director	October 16, 2026
Sandra Hawkins

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